Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

NOCERA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Other	Units, each consisting of one share of common stock, $0.001 par value, and one Warrant to purchase two shares of common stock	457(o)	2,702,500	$4.00	10,810,000.00	0.0000927	$1,002.09
Fees to Be Paid	Equity	Shares of common stock, $0.001 par value (2)(3)	457(g)	--	--	--	--	--(8)
Fees to Be Paid	Equity	Warrants (4)	457(g)	--	--	--	--	--(8)
Fees to Be Paid	Equity	Shares of common stock, par value $0.001 per share (2)(5)	457(o)	5,405,000	$4.40	$23,782,000.00	0.0000927	$2,204.59
Fees to Be Paid	Equity	Representative Warrants(6)	457(g)	--	--	--	--	--(8)
Fees to Be Paid	Equity	Shares of common stock, par value $0.001 per share (2)(7)	457(o)	135,125	$4.40	$594,550.00	0.0000927	$55.11
	Total Offering Amounts							$3,261.79
	Total Fees Previously Paid							$3,116.12
	Net Fee Due							$145.67

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Shares of common stock included in the Units.
(4)	Warrants included in the Units.
(5)	Shares of common stock issuable upon the exercise of the Warrants included in the Units.
(6)	Represents warrants issuable to the representatives of the underwriters, or their designees, to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in the offering (including the number of shares of common stock issuable upon the exercise of the over-allotment option) at an exercise price equal to 110% of the public offering price per Unit.
(7)	Shares of common stock issuable upon the exercise of the Representative Warrants.
(8)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.